                                                                   EXHIBIT 99.2

                              SPRINT CORPORATION

                     COMPUTATION OF SUPPLEMENTAL PRO FORMA
                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following schedule computes the ratios of earnings to fixed charges, on a pro forma basis giving effect to the PCS Restructuring, for purposes of the Prospectus Supplement filed as part of Registration Statement No. 333-65649.

                                                   NINE MONTHS      YEAR ENDED
                                               ENDED SEPTEMBER 30, DECEMBER 31,
                                                      1998             1997
                                               ------------------- ------------
                                                        (IN MILLIONS)
Pro forma earnings
  Income (loss) from continuing operations
   before taxes...............................       $ (74.0)        $ 388.0
  Capitalized interest........................        (125.6)         (198.5)
  Equity in losses of less than 50 percent
   owned entities.............................          81.3           212.8
  Minority interest in majority-owned
   subsidiaries...............................         (99.0)          (81.1)
                                                     -------         -------
Subtotal......................................        (217.3)          321.2
Pro forma fixed charges
  Interest charges............................         612.4           507.0
  Interest factor of operating rents..........         132.8           151.8
  Pre-tax cost of preferred stock dividends of
   subsidiaries...............................           0.1             0.3
                                                     -------         -------
Total pro forma fixed charges.................         745.3           659.1
                                                     -------         -------
Pro forma earnings, as adjusted...............       $ 528.0         $ 980.3
                                                     =======         =======
Pro forma ratio of earnings to fixed charges..         (1)              1.49
                                                     =======         =======
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(1)  Pro forma earnings, as adjusted, were inadequate to cover fixed charges by $217.3 million for the nine months ended September 30, 1998.

  The above ratios were computed by dividing pro forma fixed charges into the sum of pro forma earnings (after certain adjustments) and pro forma fixed charges. Pro forma earnings include income from continuing operations before taxes, plus equity in the net losses of entities that are less than 50% owned by Sprint, less minority interest and capitalized interest. Pro forma fixed charges include (1) interest on all debt of continuing operations (including amortization of debt issuance costs, (2) the interest component of operating rents, and (3) the pre-tax cost of subsidiary preferred stock dividends.